YieldPlus Class Action Litigation

Plaintiff Defendants Named Venue/Judge/Date Filed/Case No.Kevin O
'Donnell,
James Coffin, John Hill, David and Gretchen Mikelonis, and
Robert Dickson
Schwab Corporation CS & Co.
CSIM
Schwab (Mr.)
Dilsaver
Schwab Investments
YieldPlus Fund
Schwab (Mr.)
Dilsaver
Merk
Daifotis
Hastings
Pereira
Byerwalter
Dorward
Hasler
Holmes
Smith
Stephens
Wilsey N.D. Cal.
Hon. William H. Alsup
10/02/08
08-cv-01510



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sf-2504624